Exhibit 99.2

PEABODY ENERGY News Release

CONTACT:

Vic Svec

(314) 342-7768

FOR IMMEDIATE RELEASE
July 21, 2005

PEABODY ENERGY ANNOUNCES DIVIDEND
INCREASE AND SHARE REPURCHASE PROGRAM

ST. LOUIS, July 21 – Peabody Energy (NYSE: BTU) today announced that its board of directors increased its quarterly dividend by 27 percent and authorized a share repurchase program of up to 5 percent of the outstanding shares of common stock.

“Peabody’s board and management recognize the company’s bright outlook,” said Peabody President and Chief Executive Officer Elect Gregory H. Boyce. “The dividend increase and share repurchase authorization offer the flexibility to provide added shareholder value, while we continue to implement our many growth initiatives.”

The 27 percent increase in the regular quarterly dividend on common stock, to

$0.095 per share, is payable on August 25, 2005 to shareholders of record on August 4, 2005. The increase marks the third time in two years that the dividend has been raised. Peabody initiated a dividend following its May 2001 initial public offering, and increased the dividend
25 percent in July 2003 and 20 percent in October 2004.

The share repurchase program allows the repurchase of up to 5 percent of the common shares in BTU at the direction of Peabody’s board of directors. The repurchases would be made from time to time, and would be based on the company’s outlook, business conditions, as well as alternative investment and debt repayment options.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of July 21, 2005. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risk associated with performance of suppliers; performance risks related to high margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.